February 3, 2000



John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts   02199

Re:      John Hancock International Equity Fund ("Fund")

Ladies and Gentlemen:

The Sub-Investment Management Contract between John Hancock Institutional Series (the "Trust") on behalf of the Fund, John Hancock Advisers, Inc. (the "Adviser") and John Hancock Advisers International, Ltd. (the "Sub-Adviser"), dated March 30, 1995, and the fee waiver letter dated January 1, 2000 (together the "Contracts"), currently provide that the Sub-Adviser will act as a limited Co-Sub-Adviser with Indocam International Investment Services.

As of March 1, 2000, the Sub-Adviser hereby agrees to terminate the Contracts and to waive its right to receive sixty (60) days notice of this termination.

                                                 Agreed to by:

                                                 JOHN HANCOCK ADVISERS
                                                 INTERNATIONAL, LIMITED


                                                 /s/Anne C. Hodsdon
                                                 ------------------
                                                 Anne C. Hodsdon
                                                 Director



Funds/institnl/JHAI/termination00